Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 16, 2012, relating to the consolidated financial statements and financial statement schedule of Tyco International Ltd., and the effectiveness of Tyco International Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tyco International Ltd. for the fiscal year ended September 28, 2012.

/s/ DELOITTE & TOUCHE LLP

New York, New York

November 16, 2012